Exhibit 99.2

PR INQUIRIES: Smith Micro Software Kelly Sulkosky +1 (412) 837-5300 PR@smithmicro.com	IR INQUIRIES: Smith Micro Software Charles Messman +1 (949) 362-5800 IR@smithmicro.com

Smith Micro Announces Investment Led by CEO and Founder, Bill Smith

Anticipated Gross Proceeds of Financing Total $4.9 Million

PITTSBURGH, PA, March 4, 2026 – Smith Micro Software, Inc. (the “Company” or “Smith Micro”) (NASDAQ: SMSI) today announced that it has entered into a securities purchase agreement for the sale of securities to accredited investors pursuant to an unregistered offering, the gross proceeds of which are expected to be approximately $4.9 million, which includes committed investments of approximately $4.6 million from a trust for which Bill Smith, the Company’s chief executive officer and founder, serves as co-trustee, and approximately $90 thousand from Tim Huffmyer, the Company’s chief operating officer and chief financial officer.

The agreement provides for the issuance of secured convertible notes with an aggregate original principal amount of approximately $4.9 million and an initial conversion price of $0.68 per share, subject to adjustment, and warrants to acquire up to an aggregate amount of approximately 9.4 million additional shares of the Company’s common stock in a private placement. Each warrant will be exercisable for one share of common stock at a price of $0.68 per share. The warrants will become exercisable at any time beginning six months after they are issued and will expire five years thereafter.

In connection with the issuance of the secured convertible notes, the Company has agreed to repay in full the principal and interest outstanding under certain notes due March 31, 2026 in the aggregate amount of up to $2.2 million, plus any additional interest amounts that may accrue in connection with an extension of the maturity date thereunder. Certain of the holders of these notes have agreed to reinvest an aggregate of $0.9 million of this repayment in the offering, which reinvestment is included in the overall gross proceeds.

The offering is expected to close on or about March 6, 2026, subject to customary closing conditions.

Smith Micro expects to use the net proceeds from the offering for repayment of the notes due March 31, 2026 as well as for general corporate purposes.

Buchanan Ingersoll & Rooney PC served as legal counsel to the Company for the offering.

The secured convertible notes and the warrants for the offering were offered and are being sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Accordingly, the privately placed secured convertible notes, warrants and underlying shares of common stock issuable upon conversion of the secured convertible notes or exercise of the warrants issued in the offering may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the secured convertible notes and upon exercise of the warrants issued in connection with the offering.

This press release is not an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Smith Micro Software, Inc.

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers around the world. From enabling Digital Family Lifestyle™ to providing powerful voice messaging capabilities, Smith Micro’s solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer IoT devices. For more information, visit www.smithmicro.com.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc.

Forward-Looking Statements

Certain statements in this release are forward-looking statements regarding future events or results within the meaning of the Private Securities Litigation Reform Act, including statements related to the Company’s market and other conditions; the ability of the Company to satisfy all conditions precedent to the closing of the offering; the ability of the Company to satisfy its post-closing obligations in connection with the offering; the anticipated use of proceeds from the offering; and other statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “may,” “will” and other similar expressions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including risks and uncertainties related to the existence and terms of our secured convertible notes and related agreements, including that they may adversely affect our financial condition and cash flows from operations in the future, completion of the offering on the anticipated terms or at all, market conditions, risks that the closing of the offering may not occur, the Company’s ability to comply with covenants and other restrictions under the definitive agreement for the offering, the satisfaction of offering-related contractual post-closing obligations in connection with the offering, and the anticipated use of proceeds from the offering. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.